EX‑35.1

(logo) WELLS	Commercial Mortgage Servicing
FARGO	D1086-120, 12th Floor
550 South Tryon Street
Charlotte, NC 28202
1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of August 1, 20 1 3, by and among GS Mortgage Securities Corporation II, as Deposit or, Wells Fargo Bank, National Association, as Master Servicer and Certificate Administrator, LNR Partners, L LC, as Special Servicer, Pentalpha Surveillance L LC, as Operating Advisor and Deutsche Bank Trust Company Americas as Trustee, with respect to Commercial Mortgage Pass-Through GS MS Certificates Series 2013 -GCJ14 ( the "Agreement"). Capitalized terms used herein not otherwise defined s hall have the meanings assigned in the Agreement.

Pursuant to Section 1 0.07 of this Agreement, I, Daniel Bober, Executive Vice President of Commercial Mortgage Services do hereby certify that:

1 .        A review of the activities of the Master Servicer during the period from January 1, 2014 through December 31, 20 14 (the “Reporting Period”), and of its performance per the Agreement during such period has been made under my supervision, and

2 .        To the best of my knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WI T N E SS WHEREOF, the undersigned has executed this Certificate as of the 6 th day of March 201 5.

/s/ Daniel Bober

Daniel B ober

Executive Vice President

Wells Fargo Bank

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